Exhibit 10(k)
GE Retirement for the Good of the Company Program
Effective January 1, 2018

The following provisions of the GE Retirement for the Good of the Company Program (“Program”) shall apply for any Employee who Separates from Service on or after January 1, 2018 (and for any amounts paid by reason of the death of such Employee). The terms of the Program’s prior restatement effective January 1, 2009, including Section 14 thereof, shall govern any benefits granted under the Program prior to 2018, which such benefits are reflected in a separation agreement.

A.    Allowances

The Chief Executive Officer of GE, Senior Vice President of Human Resources of GE or a delegate of either (a “Company Representative”) may, in the Company Representative’s sole discretion, take any one of the following actions:

(1)In the event a Company Representative determines, in his or her sole discretion, that an Employee’s Separation from Service is in the best interest of the Company, the Employee shall be provided with an interest in the Employee’s Supplementary Pension (or Executive Retirement Installment Benefit) commencing at the time prescribed by Section X(a) (or XIX) of the GE Supplementary Pension Plan (a “Deferred Termination Allowance”), provided that the Employee either has completed at least 25 years of Pension Qualification Service (or Eligibility Service) or will be receiving payments under the Plant Closing Pension Option under the GE Pension Plan. In limited circumstances to be determined by a Company Representative in his or her sole discretion, a proportionately reduced Deferred Termination Allowance may be provided to an Employee with less than 25 years of Pension Qualification Service (or Eligibility Service).

(2)In the event an Employee has attained age 55 and will be receiving payments under the Special Early Retirement Option or Plant Closing Pension Option under the GE Pension Plan, the Employee may be provided with an amount commencing on the first day of the month after the Employee’s Separation from Service that shall not exceed the amount which would have been payable under this Plan if the Employee had attained age 60 before his or her Separation from Service, taking into account only the Pension Benefit Service and Average Annual Compensation to the date of Separation from Service (a “SERO/PCPO Allowance”). (This paragraph (2) shall not apply to an Executive Retirement Installment Benefit.)

Any such Deferred Termination or SERO/PCPO Allowance (each an “Allowance”) shall be conferred in a separation agreement executed by the Employee and a Company Representative, and shall be contingent upon the Employee signing such an agreement which will include, among other things, a release and waiver of claims. Such release and waiver of claims must be acceptable to the Company, executed by the deadline established by the Company, and not revoked. The requirement to execute a release and waiver of claims shall not alter the time or form of payment of any benefit under the Program. To the extent the terms of such separation agreement conflict with the terms of this Program, the terms of this Program shall prevail.

Exhibit 10(k)

Any Allowance may be terminated at any time by the Management Development and Compensation Committee of the GE Board of Directors if such committee determines, in its sole discretion, that the Employee, or after the death of the Employee, the employee’s Surviving Spouse, has acted or is acting in any way inimical to the interests of the Company. Furthermore, any Allowance may be amended, reduced, suspended or terminated by the GE Board of Directors in its discretion. Any such change shall comply with the restrictions of Section 409A of the Code, to the extent applicable. No such change may accelerate a scheduled payment of benefits hereunder, nor permit a subsequent deferral of benefits hereunder.

B.    General Conditions

(1)All terms not otherwise defined herein shall have the meaning set forth in the GE Supplementary Pension Plan or GE Pension Plan. Consistent therewith, the form of payment of an Allowance granting an interest in the Employee’s Supplementary Pension or Executive Retirement Installment Benefit shall be governed by the terms of the GE Supplementary Pension Plan.

(2)The terms of the Program shall be interpreted consistent with the requirements of Section 409A of the Code and regulations and other guidance issued thereunder. Notwithstanding any other provision of the Program to the contrary, if an Employee is a Specified Employee, payment of any Allowance shall not be made within the first six months following the Employee’s Separation from Service. In the event distribution to a Specified Employee is so delayed, payment of benefits hereunder shall begin on the first day of the seventh month following Separation from Service and, in the case of an allowance based on an Employee’s Supplementary Pension, the first such payment may be increased to reflect the missed payments (with interest determined in accordance with Pension Board procedures). “Specified Employee” means a specified employee as described in the Company’s Procedures for Determining Specified Employees under Code Section 409A, as amended from time to time.

Except to the extent that the same are governed by the federal law (including Section 409A of the Code), the law of the State of New York shall govern the construction and administration of the Program.

(3)No Employee and no other person shall have any legal or equitable rights or interest in this Program that are not expressly granted in this Program. For example, the fact that an Allowance may be granted to any eligible Employee, or that an Allowance has been granted to other employees in the past, does not entitle any Employee to such a grant.

(4)Except as to withholding of any tax under the laws of the United States or any state or locality, no benefit payable at any time hereunder shall be subject in any manner to alienation, sale, transfer, assignment pledge, attachment or other legal process, or encumbrance of any kind. Any attempt to alienate, sell, transfer, assign, pledge or otherwise encumber any such benefit, whether currently or thereafter payable hereunder, shall be void.